Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF

CERIDIAN CANADA HOLDINGS, INC.

ARTICLE I

The name of the Corporation is Ceridian Canada Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The Corporation is authorized to issue one class of shares of capital stock to be designated as “Common Stock”. The total number of shares of Common Stock which the Corporation shall have authority to issue is One Hundred (100) shares, each having a par value of One Cent ($.01) amounting in the aggregate to One Dollar ($1.00).

ARTICLE V

The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address
John A. Haveman	8100 34th Avenue South
Minneapolis, MN 55425

ARTICLE VI

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly have hereunto set his hand this 15th day of December, 1997.

John A. Haveman
Its Sole Incorporator

STATE OF MINNESOTA	)
	)	SS.
COUNTY OF HENNEPIN	)

The foregoing instrument was acknowledged before me this 15th day of December, 1997.

Notary Public

CCH Articles

2